Exhibit 4.13

AMENDMENT NO. 1 TO NOTE SUBSCRIPTION AGREEMENT

This Amendment No. 1 to Note Subscription Agreement (this “Amendment”) is made and entered into effective as of October 31, 2025, by and between Marti Technologies, Inc., a Cayman Islands exempted company (f/k/a Galata Acquisition Corp.) (the “Company”), Callaway Capital Management, LLC (the “Commitment Party”) and 405 MSTV I LP, New Holland Tactical Alpha Fund LP, and Callaway Capital Management, LLC (together with the Commitment Party, each a “Subscriber”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Note Subscription Agreement (as defined below).

WHEREAS, the Company and the Subscribers entered into that certain Note Subscription Agreement, dated April 16, 2025 (the “Note Subscription Agreement”), pursuant to which, among others, the Subscriber agreed to subscribe for and purchase from the Company, and the Company agreed to issue and sell to the Subscriber certain convertible notes of the Company having the terms set forth in the Terms and Conditions having the terms set forth in Exhibit A thereto;

WHEREAS, the Company desires to issue additional convertible notes pursuant to a new note subscription agreement (the “October 2025 Note Subscription Agreement”);

WHEREAS, the Company, the Commitment Party, and the Subscribers desire to amend the Terms and Conditions to permit the October 2025 Note Subscription Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Note Subscription Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Amendment. The parties hereby agree to amend the Terms and Conditions as follows:

a.	The definition of “Collateral Agreements” shall be amended by replacing it in its entirety with the following:

““Collateral Agreements” means the Security Agreements, the Intercreditor Agreement, and the other security agreements, pledge agreements, collateral assignments, deposit account control agreements, securities account control agreements, deeds of trust and similar and related agreements, including, without limitation, the Turkish Security Instruments, creating the security interest in the applicable Collateral, in each case, as amended, restated, amended and restated, supplemented, modified or replaced, in whole or in part, from time to time, in accordance with its terms.”

b.	The definition of “Indenture” shall be amended by replacing it in its entirety with the following:

““Indenture” means that certain Indenture, dated as of July 10, 2023, among the Company and U.S. Bank Trust Company, National Association, as trustee and as collateral agent, relating to the Company’s 15.00% Convertible Senior Notes due 2028, as amended, restated, amended and restated, supplemented, modified or replaced, in whole or in part, from time to time, in accordance with its terms.”

c.	The definition of “Intercreditor Agreement” shall be amended by replacing it in its entirety with the following:

““Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, by and among the Collateral Agent, the collateral agent under the Indenture and acknowledged by the Company and each of the other grantors party thereto, substantially in the form of Exhibit E hereto, as amended, restated, amended and restated, supplemented, modified or replaced, in whole or in part, from time to time, in accordance with its terms.”

d.	The following definition shall be inserted immediately after “Notes” and immediately before “Officer”:

““October 2025 Note Subscription Agreement” means that certain Note Subscription Agreement, dated as of October October 31, 2025 by and among the Company, Callaway Capital Management, LLC, as Commitment Party, and the Subscribers listed in Schedule 1 thereto, as the Subscribers, in addition to the terms and conditions set forth in Exhibit A thereto, relating to the Company’s 11.00% Convertible Senior Secured Notes due 2029, as amended, restated, amended and restated, supplemented, modified or replaced, in whole or in part, from time to time, in accordance with its terms.”

e.	The definition of “Permitted Liens” is amended by adding by deleting the “and” in subsection “(Q)”, replacing the period in subsection “(R)” with “; and”, and adding a new subsection “(S)” as follows:

“(S) Liens securing the obligations in respect of the Company’s 11.00% Convertible Senior Secured Notes due 2029, the October 2025 Note Subscription Agreement and any related security agreements and any other related collateral documents; provided that such Liens are subject to the Intercreditor Agreement.”

f.	Section 3.11(H)(iii) shall be amended by replacing it in its entirety with the following:

“(x) in whole or in part, in accordance with the applicable provisions of the Intercreditor Agreement and (y) in part, in accordance with the applicable provisions of the Collateral Agreements.”

g.	Section 3.11(L) shall be amended by replacing “The Collateral Agent is authorized” where it appears therein with “Subject to the Intercreditor Agreement, the Collateral Agent is authorized”.

h.	Section 3.11(O) shall be amended by adding the following to the end of Section 3.11 as a new subsection (O):

“(O) Intercreditor Agreement. Notwithstanding anything in these Terms and Conditions, the Notes or any Collateral Agreement (other than the Intercreditor Agreement) to the contrary, it is hereby understood and agreed that (i) the Liens and security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Agreements and (ii) the exercise of any right or remedy by the Collateral Agent under the Note Subscription Agreement, these Terms and Conditions, the Notes or the Collateral Agreements and the application of any proceeds (including insurance and condemnation proceeds) of any Collateral, in each case, are subject to the limitations and provisions of the Intercreditor Agreement to the extent provided therein.”

i.	Section 3.13 shall be amended by deleted “or” in Section 3.13(B)(v); replacing the period in Section 3.13(B)(vi) with “; or”, and adding a new Section 3.13(B)(vii) as follows:

“the entry into the October 2025 Note Subscription Agreement and the performance by the Company of its obligations thereunder.”

j.	Section 3.14 shall be amended by adding the following sentence to the end of the existing paragraph:

“For the avoidance of doubt, none of the following will be prohibited by this covenant: (i) the entry into the October 2025 Note Subscription Agreement and (ii) the performance by the Company of its obligations thereunder.”

k.	Section 5.04(A) of the Terms and Conditions shall be amended by deleting “120% of”.

l.	Section 4 of Exhibit D of the Terms and Conditions shall be amended by replacing “Trustee” where it appears therein with “Collateral Agent”.

2.       Miscellaneous. The parties hereto hereby agree that Sections 8(a), 8(d), 8(e), 8(o), 8(p), 8(q), 8(r) and 8(w) of the Note Subscription Agreement shall apply to this Amendment, mutatis mutandis. Except as expressly provided in this Amendment, all of the terms and provisions in the Note Subscription Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Note Subscription Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Note Subscription Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Note Subscription Agreement, as amended by this Amendment. The Note Subscription Agreement, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Note Subscription Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Note Subscription Agreement as of the date first set forth above.

COMPANY

MARTI TECHNOLOGIES, INC.

By:	/s/ Cankut Durgun
Name:	Cankut Durgun
Title:	President and Director

[Signature Page to the Amendment No. 1 to PIK Convertible Note Subscription Agreement]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Note Subscription Agreement as of the date first set forth above.

COMMITMENT PARTY

CALLAWAY CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel Freifeld
	Name:	Daniel Freifeld
	Title:	Managing Member

SUBSCRIBERS

405 MSTV I LP

By:	/s/ Nick Rontiris
	Name:	Nick Rontiris
	Title:	General Counsel

CALLAWAY CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel Freifeld
	Name:	Daniel Freifeld
	Title:	Managing Member

New Holland Tactical Alpha Fund LP

By:	/s/ Nick Rontiris
	Name:	Nick Rontiris
	Title:	General Counsel

[Signature Page to the Amendment No. 1 to Note Subscription Agreement]